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                                                                     Exhibit 4.7

[KTI, INC. LETTERHEAD]



                                  NEWS RELEASE


FOR IMMEDIATE RELEASE


                       KTI ACQUIRES MAJORITY INTEREST IN
                       PENOBSCOT ENERGY RECOVERY COMPANY


        Guttenberg, N. J. (Oct. 1, 1997) -- KTI, Inc. (Nasdaq: KTIE) announced today that it has increased its ownership in the Penobscot Energy Recovery Company (PERC) to 56.5% by purchasing a 49.5% limited partner interest from Prudential Insurance Company of America for $11.7 million. KTI previously owned a 7% general partnership interest in PERC. Prudential continues to own 15% of PERC. KTI has an option to purchase this remaining interest within the next 12 months.

        The remaining 28.3% of PERC is owned by Energy National, Inc. (ENT), a subsidiary of PacificCorp., which is also a general partner of PERC.

        Located in Orrington, Maine, PERC processes approximately 250,000 tons of municipal solid waste a year from 230 Maine communities and generates 25 megawatts of electricity which is sold to Bangor Hydro Electric Company. PERC generated $30.3 million in revenue and net income of $6.1 million in 1996. For the six months ended June 30, 1997, PERC had revenues of $15.1 million and $3.4 million of net income.

        Martin J. Sergi, president of KTI, said, "The completion of this transaction is part of our ongoing strategy to maximize our ownership of the waste to energy facilities which we operate. This purchase, which is accretive to earnings, will make an enhanced contribution to our operating results."

        KTI is an award winning environmental company engaged in integrated waste processing and management in diversified services and markets. The company processes over one million tons of material a year and is best known for its expertise in the waste-to-energy sector. KTI was organized in 1983 to develop and own waste-to-energy facilities with the dual purpose of providing a means of disposal for non-hazardous municipal solid waste and of generating electricity from alternative fuel sources. Since then, KTI's operations have expanded to include the development of an integrated waste management business providing not only municipal solid waste handling and disposal services, but also wood waste processing, ash and municipal waste recycling, specialty waste disposal, transportation facilitation services and transfer station operations.

        In addition to PERC, KTI owns and operates another Maine waste-to-energy facility, Maine Energy Recovery Company, in Biddeford which converts non-hazardous solid waste from residential, commercial and industrial sources into electric power. KTI has developed and operates a wood waste processing and recycling facility in Lewiston, Maine. In Telogia, Fla., KTI operates a 14-megawatt power plant and in nearby Cairo, Ga. owns a wood chipping plant.






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        KTI also holds a majority interest in America's only commercially operational municipal waste ash recycling facility in Nashville, Tenn., owns a Maryland company specializing in marketing post-industrial recycled plastics, a recycling company in Biddeford, a world wide secondary fiber marketing company based in Portland, Ore. and a Maine-based recycling company.

        KTI will host a conference call to discuss this transaction and other recent company events on Monday, October 6 at 11 a.m. EDT. The call will be hosted by Marty Sergi and Ross Pirasteh, chairman of KTI. To participate in this call, please telephone (800) 272-5652 any time after 10:55 a.m. on October
6. The pass code is "5989#." Please avoid using speakerphones.

        For further information, contact Marty Sergi at KTI, Inc. (201) 854-7777 or Frank N. Hawkins, Jr., Hawk Associates, Inc. at (305) 852-2383.

        Copies of KTI press releases, SEC filings, current price quotes, stock charts, analysts' comments and other valuable information for investors may be found on the website http://www.hawkassociates.com.

        This release contains various forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward looking statements are qualified by important factors that could cause actual results to differ materially from those in the forward looking statements. Results actually activated may differ materially from expected results included in these statements.


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